Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-8 No. 333-262006), as amended, pertaining to the CWB Holdings, Inc. 2015 Stock Option Plan, as amended, and the Charlotte’s Web Holdings, Inc. Amended 2018 Long-Term Incentive Plan, and
(2)Registration Statement (Form S-8 No. 333-272005) pertaining to Charlotte’s Web Holdings, Inc. Amended 2018 Long-Term Incentive Plan;
(3)Registration Statement (Form S-3 No. 333-271596) and related Prospectus of Charlotte’s Web Holdings, Inc for the registration of 6,119,121 shares of its common stock of our report dated March 21, 2024, with respect to the consolidated financial statements of Charlotte’s Web Holdings, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Denver, Colorado
March 21, 2024